                      Independent Auditors' Consent

The Board of Directors
Monmouth Real Estate Investment Corporation:

We consent to the incorporation by reference in the Registration Statement on
Form S-3 of Monmouth Real Estate Investment Corporation of our report dated
December 18, 2002, relating to the balance sheets of Monmouth Real Estate
Investment Corporation as of September 30, 2002 and 2001 and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002, and the related schedule, which report appears in the September 30, 2002 Annual Report on Form 10-K of
Monmouth Real Estate Investment Corporation.

                                                /s/ KPMG LLP
                                                KPMG LLP

Short Hills, New Jersey
April 9, 2003